Exhibit 8.1

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation
Sapiens International Corporation B.V.	Netherlands
Sapiens Technologies (1982) Ltd.	Israel
Sapiens Americas Corporation	New York, United States
Sapiens North America Inc.	Ontario, Canada
Sapiens (UK) Limited	United Kingdom
Sapiens France S.A.S.	France
Sapiens Japan Co.	Japan
IDIT Europe NV	Belgium
Sapiens (UK) Insurance Software Solutions Limited	United Kingdom
Sapiens NA Insurance Solutions Inc.	Delaware, United States
Formula Insurance Solutions France (F.I.S France)	France
Sapiens Software Solutions (Australia) PTY. Ltd (Former FIS- AU Pty Limited)	Australia
Sapiens Latam S.A.S.	Colombia
Sapiens Decision NA Inc.	Delaware, United States
Sapiens Software Solutions (Norway) AS	Norway
Sapiens (UK) Decision Limited	United Kingdom
Sapiens Technologies (1982) India Private Limited (formerly Ibexi Solutions Private Limited)	India
Sapiens Software Solutions (Poland) Sp. z o.o. (formerly Insseco Sp. z o.o.)	Poland
Sapiens (Poland) Spółka Akcyjna (formerly NCDC Spólka Akcyjna)	Poland
Sapiens Germany GmbH	Germany
Sapiens Iberia S.A.	Spain
IDIT Software Solutions (Sweden) AB	Sweden
Sapiens Software Solutions Istanbul YAZILIM	Turkey
Sapiens SA (PTY) Ltd.	South Africa
SIA Sapiens Software Solutions (Latvia)	Latvia
Sapiens Information Technology (Shanghai) Co. Ltd.	PRC
IDIT Software Solutions Portugal, Unipessoal LDA	Portugal
Sapiens Denmark A/S	Denmark
UAB Sapiens Lithuania	Lithuania
Tia South Africa (Pty) Ltd	South Africa
Sapiens Software Solutions (Singapore) PTE. LTD (formerly Ibexi Solutions Pte Limited)	Singapore
Sapiens Software Solutions (Thailand) Limited.	Thailand
2397506 Ontario Inc. (dba XSOLCORP)	Canada
Servicios Financieros Experimentales Serfiex, S.A.	Spain
Sapiens Software Solutions (Thailand) Limited.	Thailand
Sapiens Software Solutions (Netherlands) B.V.	Netherlands